Exhibit 10.7

EXECUTION COPY

SUPPLY UMBRELLA AGREEMENT

This Supply Umbrella Agreement (this “Umbrella Agreement”), is made as of this 1st day of December 2004 (the “Effective Date”), by and between ALBA BIOSCIENCE (“Alba Bioscience”), a division of the SCOTTISH NATIONAL BLOOD TRANSFUSION SERVICE (hereinafter referred to as “SNBTS”) acting on behalf of THE COMMON SERVICES AGENCY constituted pursuant to the National Health Service (Scotland) Act 1978 (as amended) and having its principle place of business at Gyle Square, 1 South Gyle Crescent, Edinburgh, EH12 9EB, and ORTHO-CLINICAL DIAGNOSTICS INC., a corporation of the State of New York, having a business office at 1001 US Highway 202 North, Raritan, NJ 08869 (hereinafter referred to as “OCD”).

RECITALS

WHEREAS, the parties desire to enter into this Umbrella Agreement regarding their relationship concerning the manufacture, supply and sale of Products (as defined in Section 1.1 hereof) derived from this Umbrella Agreement; and

WHEREAS, for each Product to be included under this Umbrella Agreement, the parties shall prepare and execute a Product Attachment (as defined in Section 1.1 hereof) containing more specific terms regarding such Product. Each Product Attachment shall be attached hereto and listed on Exhibit 1; and

WHEREAS, the parties may desire that certain affiliates of OCD (“OCD Affiliates”) agree with SNBTS for SNBTS to perform the same or similar services for such OCD Affiliates under the terms and conditions set forth herein; and in specific Product Attachments attached hereto; and

WHEREAS, concurrently with this Umbrella Agreement, OCD and SNBTS are entering into a Quality System Agreement (hereinafter referred to as the “Quality System Agreement”) which allocates responsibility for certain quality standards applicable to the Products;

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.0—DEFINITIONS

Section 1.1. Definitions. In addition to the terms defined elsewhere in this Umbrella Agreement, the following words and phrases, whenever capitalized in this Umbrella Agreement, shall have the respective meaning set forth below:

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“Affiliates” of a party shall mean any entity that directly or indirectly controls, is controlled by or is under common control with such party. “Control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means, in the case of a corporation, the ownership of more than fifty percent (50%) of the outstanding voting securities thereof or, in the case of any other type of entity, an interest that results in the ability to direct or cause the direction of the management and policies of such party or the power to appoint more than fifty percent (50%) of the members of the governing body of the party, or if not meeting the preceding requirement, any company owned or controlled by or owning or controlling a party at the maximum control or ownership right permitted in the country where such party exists.

“Applicable Legal Requirements” shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, decree, constitution, law, ordinance, principle of common low, statute, or treaty applicable to any Product.

“Calendar Year” shall mean each twelve (12) month period commencing January 1 and ending with December 31.

“Certified Supplier” shall mean a supplier that has been assessed for quality, business, technical, environmental, health and safety considerations and subsequently approved by OCD.

“Confidential Information” shall mean (i) any proprietary or confidential information or other material in a tangible form that is marked as “confidential” at the time it is delivered to the receiving party or (ii) proprietary or confidential information disclosed orally that is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

“Delivered Duty Unpaid” or “DDU”, per Incoterms 2000, shall mean that the seller delivers the goods to the buyer, not cleared for import, and not unloaded from any arriving means of transport at the named place of destination. The seller must bear the costs and risks involved in bringing the goods thereto, other than, where applicable, any Duty for import in the country of destination. Such Duty must be borne by the buyer as well as any costs and risks caused by the buyer’s failure to clear the goods for import in time.

“Duty”, per Incoterms 2000, shall mean the responsibility for and the risks of the carrying out of customs formalities, and the payment of formalities, customs duties, taxes and other charges for import in the country of destination.

“FDA” shall mean the United States Food and Drug Administration or any successor entity (CDRH, CBER).

“First Commercial Sale” shall mean the first sale of a commercial lot of a Product in any country within the Territory, by OCD or any of its Affiliates to a Third Party.

“Incoterms 2000” shall mean the standard trade definitions most commonly used in international agreements, which were devised and published by the International Chamber of Commerce on January 1, 2000.

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“Know-How” shall mean any proprietary information, as may be modified from time to time, including, without limitation, any trade secret, that is useful in any aspect of the development, use, manufacture or sale of Products and is not publicly known, disclosed or published, including, without limitation, all pre-clinical, clinical, chemical, biochemical analytical, manufacturing, process, formulation and scientific information, whether or not capable of precise separate description but that alone or when accumulated give to the one acquiring it an ability to study, use, test, produce, formulate or distribute Products which one otherwise would not have known to study, use, test, produce, formulate or distribute in the same way.

“Patent” shall mean any claim in a patent or patent application or that is entitled to the priority of a patent or patent application.

“Products” shall mean those Products, collectively, which are manufactured by SNBTS pursuant to this Umbrella Agreement and each applicable Product Attachment.

“Product Attachment” shall mean, with respect to an individual Product, the exhibit that shall be completed and attached hereto by the mutual agreement of the parties.

“Product Requirements” shall mean written specifications for each Product as set forth in the Product Attachment including, but not limited to, the components, quality and performance specifications for such Products.

“Regulations” shall mean all current regulatory requirements such as ISO 9001, ISO 13485, EN 46001, EU Directive 98/79/EC of the European Parliament and of the Council of 27 October 1998 on In Vitro Diagnostic Medical Devices, and the current United States Food and Drug Administration Quality System Regulations, and any amendments thereof.

“Services” shall mean product development, contract manufacturing, Original Equipment Manufacturer (“OEM”), field trial and evaluation of the Products.

“Third Party” shall mean a party other than OCD, SNBTS or their Affiliates.

ARTICLE 2.0—SUPPLY OF PRODUCTS

Section 2.1. General. During the Term of this Umbrella Agreement, SNBTS shall supply OCD with those quantities of Products as ordered by OCD pursuant to this Umbrella Agreement subject to the ordering procedures set forth in Article 6.0 (Forecasts and Ordering) below and as may be defined in the specific Product Attachment. Each Product sold hereunder will conform to the Product Requirements for such Product.

Section 2.2. Exclusivity. As stated in the specific Product Attachment.

Section 2.3. Territory. As stated in the specific Product Attachment.

Section 2.4. Labeling – OCD Trade Dress. For Products to be distributed or sold under OCD trade dress, unless otherwise stated in a specific Product Attachment, the label and package insert copy for each Product (if applicable) shall: (a) conform to OCD’s standard labeling requirements, (b) comply with all Applicable Legal Requirements and Regulations, (c) be reviewed by OCD and be subject to OCD’s approval and (d) contain all other information agreed to by the parties.

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Section 2.5. Labeling – SNBTS Trade Dress. For Products to be distributed or sold under SNBTS trade dress, unless otherwise stated in a specific Product Attachment, the label and package insert copy for each Product (if applicable) shall: (a) conform to SNBTS’ labeling specifications, and (b) comply with all Applicable Legal Requirements and Regulations.

ARTICLE 3.0—ADDITIONAL PRODUCT REQUEST

OCD may, in its sole discretion and from time to time, request SNBTS to supply a Product in accordance with the terms of this Umbrella Agreement. Following such request, the parties shall negotiate and agree upon the terms of a Product Attachment for such Product, which shall be attached hereto and made part of this Umbrella Agreement.

ARTICLE 4.0—RESPONSIBILITIES OF SNBTS

Section 4.1. Manufacturing. SNBTS agrees to maintain sufficient manufacturing capacity to meet the Product Forecasts as defined in Section 6.1 (Forecasts) provided by OCD and as may be defined in the specific Product Attachment. In addition, SNBTS will meet product performance and quality specifications set forth in any Product Attachment.

Section 4.2. Certificates of Analysis / Final Test Data. SNBTS agrees to provide OCD with a certificate of analysis and final test data for each shipment of Products, as required by OCD, in a format specified by OCD, and in accordance with the Quality System Agreement. In addition, if human-sourced material is used to produce any Product, SNBTS agrees to include a statement in the certificate of analysis of such Product indicating that the following analytes have been tested for and are not detected in the Products: syphilis, anti-HCV, anti-HIV-l/HIV-2, HIV antigen and HBsAg.

Section 4.3. Skill and Care. SNBTS shall use all reasonable skill and care in the provision of the Services consistent with the standards of practice within the industry.

Section 4.4. On-Going Stability Testing. SNBTS shall perform on-going stability testing for Products after First Commercial Sale using its approved procedures to ensure that the Products conform to their intended specifications. Testing will be performed at a frequency that is required by SNBTS’ quality standards and as specified in the Quality System Agreement. If any Product fails to meet the stability acceptance criteria at any given test point, SNBTS will follow its investigation procedures for no-test, invalids or failures. If the stability failure is confirmed prior to the expiration date of any Product, SNBTS will promptly inform OCD of such non-conformance and both Parties will agree on the course of action to follow.

Section 4.5. Technical Documentation. SNBTS shall use reasonable efforts to assist OCD in establishing technical documentation, as required, and in resolving any technical problems OCD may have with respect to the Products subject to agreement between the parties.

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Section 4.6. Product Safety. SNBTS shall provide to OCD, upon OCD’s request, copies of Material Safety Data Sheets (“MSDS”) and any other information and documentation related to product safety, including but not limited to physical, chemical, and biological characteristics of the Products. OCD shall have the right to audit SNBTS’ established procedures and processes, including documentation, to accommodate the direct handling of health emergencies, product ingredient inquiries, and distribution of the MSDS’ related to the Products, within one (1) business day, where possible, of SNBTS having received a verbal or a written request from OCD.

Section 4.7. Disaster Recovery. SNBTS must be able to demonstrate, at OCD’s request, what plans would be put into place to minimize the disruption of supply of Products in the event of a catastrophic failure or interruption at the manufacturing site or with the supply base of the Products. The plan should address the actions and expectations for recovery and continued manufacturing.

ARTICLE 5.0—PRODUCT PRICING AND PAYMENT TERMS

Section 5.1. Transfer Price. For each Product, SNBTS shall sell and supply to OCD, and OCD shall purchase from SNBTS, such quantities as OCD may order in accordance with this Article 5.0, at a specified invoiced price (“Transfer Price”) as designated in the specific Product Attachment.

Section 5.2. Currency. All payments due to SNBTS from OCD shall be payable in US Dollars to a location designated in writing by SNBTS. Such location may be updated from time to time by SNBTS with written notice to OCD.

Section 5.3. Payment Terms. Payment terms on all orders shall be forty-five (45) days net of invoice. SNBTS shall send a correct and complete invoice for all Product purchases to OCD. Such invoices shall be dated no earlier than the date of shipment. Provided that the Products delivered comply with the terms of this Umbrella Agreement, OCD shall pay the amount shown in such invoice. SNBTS agrees to accept payment by check or, at OCD’s discretion, other cash equivalent (including electronic transfer of funds).

If OCD fails to make any payment on the due date then, without limiting any other right or remedy available to SNBTS, then SNBTS may: i) suspend any further deliveries to OCD of the Product or Products that are the subject of such past due payment, and ii) charge OCD interest both before and after any judgment on the amount unpaid at the rate of one percent (1%) per month above the past-due invoice value from time to time, until payment in full is made (a part of the month being treated as a full month for the purpose of calculating interest). Notwithstanding the foregoing, SNBTS agrees to allow OCD a grace period of fifteen (15) business days before the late payment penalty is imposed. Such grace period shall begin on the first business day after the payment due date.

ARTICLE 6.0—FORECASTS AND ORDERING

Section 6.1. Forecasts. As may be required in each Product Attachment, and unless this Umbrella Agreement is otherwise terminated, OCD shall provide SNBTS with a twelve (12) month non-binding written forecast (the “Product Forecast”), prepared in good faith, estimating

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the quantity of each Product it intends to order for such year. Such Product Forecast shall be updated annually. The binding portion of the Product Forecast for each Product, if applicable, is defined in the specific Product Attachment. Both SNBTS and OCD will participate in a series of inventory and production planning meetings or conference calls scheduled at regular intervals over the course of this Umbrella Agreement. The purpose of these meetings is to discuss SIOP (Sales Inventory Operations Planning Process). This process will be used to align SNBTS’ production schedule with OCD’s delivery schedule. During these meetings, SNBTS will provide information regarding inventory, supply lead times, build lead times, capacity or any issues which may inhibit SNBTS from meeting delivery schedules, and OCD will convey the latest information on forecast and delivery schedule.

Section 6.2. Orders. OCD shall place any binding orders for the Products by written or electronic purchase order (or by any means agreed to by the parties) to SNBTS, pursuant to the terms specified in each Product Attachment. These orders shall specify the items and quantities ordered, desired delivery dates, OCD purchase order number, and delivery destination. SNBTS agrees to deliver Product to OCD in accordance with the delivery date specified in the binding purchase order, provided that such order was placed in accordance with (i) the Product lead-time and (ii) any minimum or maximum order quantities, if applicable, defined in the Product Attachment. SNBTS will make every reasonable effort to deliver Product to OCD in accordance with the delivery date specified in the binding order if such order was placed inside the Product lead-time defined in the Product Attachment. Both parties recognize that volumes ordered by OCD may exceed the limits of SNBTS’ current manufacturing capacity and may require longer lead-times to fulfill such requests. SNBTS will make every effort to supply those excess volumes within a practical lead-time. Unless otherwise stated in a specific Product Attachment, SNBTS will provide OCD with a minimum of fourteen (14) days advance notice if SNBTS is unable to meet the shipment date, for any reason. If a binding purchase order must be modified (quantity or delivery date), OCD can only make the modifications with the agreement, knowledge and understanding of SNBTS and SNBTS will make every effort to accommodate the changes. The parties acknowledge that OCD is not obligated to buy any specific amount of Products under this Umbrella Agreement, except for the quantities specified in the binding portion of the forecast and ordered through such binding purchase orders or unless otherwise stated in the specific Product Attachment.

Section 6.3. Conflicts. To the extent of any conflict or inconsistency between this Umbrella Agreement and the terms typed, stamped or printed on any purchase order, purchase order release, confirmation, acceptance or any similar document, the terms of this Umbrella Agreement shall govern. Any different or additional terms contained in any purchase order, purchase order release, confirmation, acceptance or any similar document shall not be binding on a party hereto unless specifically and expressly assented to in a writing signed by such party.

ARTICLE 7.0—DELIVERY OF PRODUCTS / PRODUCT ACCEPTANCE

Section 7.1. Delivery. Delivery to OCD shall be made to a single site designated by OCD in the Product Attachment, unless otherwise agreed upon between the parties. All shipments must be accompanied by a packing slip that describes the articles, states the purchase order number and shows the shipment’s destination. SNBTS agrees to promptly forward the original bill of lading or other shipping receipt for each shipment in accordance with OCD’s instructions.

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Section 7.2. Shipment. OCD and SNBTS shall agree on the shipping and storage conditions of each Product prior to shipment and delivery to OCD. Bach Product Attachment shall specify the shipment terms (e.g., FOB Origin, FOB Destination, DDU, etc.). SNBTS will pack all Products ordered hereunder in a manner suitable for shipment and sufficient to withstand the effects of shipping, including handling during loading and unloading.

Section 7.3. Storage. OCD agrees that it shall handle and store any Product manufactured by SNBTS in accordance with all Product Requirements and Applicable Legal Requirements.

Section 7.4. Safety Stock. Within three (3) months following the First Commercial Sale of each Product, SNBTS shall use reasonable commercial efforts to maintain a three (3) month reserve of all critical raw materials (“Safety Stock”), based on each Product Forecast at all times throughout the term of this Umbrella Agreement. Such Safety Stock shall be reviewed and modified periodically, with OCD input. Exceptions to this requirement may be stated in a specific Product Attachment.

Section 7.5. Product Acceptance.

(A) Prior to the shipment of any Product for First Commercial Sale, members of OCD and SNBTS’ quality organizations will review OCD’s written criteria for incoming quality inspections and performance testing measures (“Incoming Testing”) that OCD shall use to accept or reject Product. Additionally, Product batches will be released for sale as specified in the Quality System Agreement between SNBTS and OCD.

(B) SNBTS shall test or cause to be tested each lot of Products pursuant to this Umbrella Agreement before delivery to OCD. Each lot must be accompanied by a certificate of analysis, as a minimum, as defined in the Quality System Agreement between SNBTS and OCD. Additional documentation requirements may be stated in a specific Product Attachment. Unless otherwise agreed upon between the parties, or as stated in a specific Product Attachment, SNBTS shall send such documentation to OCD along with delivery of Products. OCD is entitled to rely on such documentation for all purposes of this Umbrella Agreement. Nothing in this Umbrella Agreement shall be construed to require OCD to perform any Incoming Testing on any Products received from SNBTS.

(C) SNBTS will retain a representative sample (the “Library Sample”) of each lot of the Products sold to OCD for the duration of time specified in the Quality System Agreement. Each Product Attachment shall specify a time period for OCD to perform Incoming Testing on the Products to determine if they conform to the Product Requirements, are free from defects in material and workmanship, and otherwise comply with the warranties set forth in Article 19.0 (Representations and Warranties) and, on the basis of such inspection, accept or reject the shipment. OCD shall be deemed to have accepted the Products supplied by SNBTS as free from damage and defects and are in accordance with the terms of the relevant order in all respects unless OCD notifies SNBTS of any damage, defect, or discrepancy within the time period specified in the Product Attachment.

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Section 7.6. Rejection of Products. Unless otherwise stated in a specific Product Attachment, within thirty (30) business days from the receipt of a Product, OCD may reject such Product supplied hereunder which does not conform to the Product Requirements or fails OCD’s Incoming Testing criteria. Any claims for failure to so conform or for such defects (“Claims”) shall be made by OCD in writing to SNBTS, indicating the non-conforming characteristics of the Products. At the request and expense of SNBTS, OCD shall return the defective Product, or a representative sample thereof, to SNBTS for testing. Upon receipt by SNBTS of such Claim, and unless otherwise stated in a specific Product Attachment, SNBTS shall have thirty (30) business days to inspect Products and to provide a written response to OCD regarding such Claim. OCD shall have no obligation to pay for any Products that are subject to Claims. Should SNBTS’ test results reasonably confirm the Product’s non-conformance to the Product Requirements or to OCD’s Incoming Testing criteria, SNBTS shall, at OCD’s option and as promptly as possible after submission of a claim by OCD, (i) if payment has already been made by OCD, provide OCD with a refund of the full amount paid by OCD for such Products or issue OCD a credit against future billings equal to the full amount paid by OCD for such Products or (ii) replace such defective or non-conforming Products. SNBTS, at its option, may require that OCD (i) return Products that are the subject of Claims to SNBTS or (ii) dispose of Products that are the subject of Claims. SNBTS shall pay for all shipping costs of returning Products that are the subject of Claims or for all disposal costs incurred by OCD in connection with the disposal of Products that are the subject of Claims. In the event SNBTS requests that Products that are the subject of Claims be returned to SNBTS, SNBTS shall bear the risk of loss for such Products from the time such Products are picked up at OCD’s premises (or other site at which they may be located) for return delivery.

Section 7.7. Independent Testing. If, after SNBTS’ inspections of such Products the parties disagree as to whether the Products conform to the Product Requirements or Incoming Test criteria or whether the Product has a defect, either party may deliver the item to a validated, independent third-party laboratory, mutually and reasonably acceptable to both parties, for analytical testing to confirm such item’s conformance to the Product Requirements, Incoming Test criteria or the presence or absence of defects. The determination by an independent laboratory of the Product’s conformance or non-conformance to the Product Requirements and OCD’s Incoming Testing inspection criteria shall be binding upon the parties. All costs associated with such third-party testing shall be at OCD’s expense unless the tested item is deemed by such third party to be defective or not in compliance with the applicable Product Requirements, in which case all such costs, including reimbursement of freight and disposition costs, shall be promptly paid by SNBTS. Should the independent laboratory confirm that the Product is non-conforming, SNBTS shall replace Product or issue credit as defined in Section 7.6 (Rejection of Products). If rejection is due to any failure by OCD or its agents or representatives to handle or store the Products as required by the labeling or the Product Requirements therefor, OCD shall pay for replacement of rejected Product. If rejection is due to problems relating to both parties, both OCD and SNBTS shall share equally the cost of replacing rejected Products, including freight and disposition costs (if applicable). No inspection or testing of or payment for Products by OCD or any third-party agent of OCD shall constitute acceptance by OCD thereof, nor shall any such inspection or testing be in lieu or substitution of any obligation of SNBTS for testing, inspection and quality control as provided in the Product Requirements or under applicable local, state, or federal laws, rules, regulations, standards, codes or statutes.

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ARTICLE 8.0—PRODUCTIVITY IMPROVEMENTS / GAIN SHARING

Section 8.1. Productivity Meetings. Representatives of OCD and SNBTS will hold annual productivity meetings (“APM”) to review new and existing business initiatives and the quality systems used to manufacture the Products. The first meeting will be held twelve (12) months after the execution date of this Umbrella Agreement and every year thereafter during the Initial Term of the Umbrella Agreement, and any extension thereof. However, if business reasons warrant, both Parties agree to meet on an ad hoc basis to address those needs. The APM will be the forum to discuss productivity improvements, opportunities to improve profitability, quality issues relating to the Products, corrective action plans, complaint and support activities, new business opportunities and additional subjects specified in the Quality System Agreement.

Section 8.2. Performance Measurement. SNBTS understands and acknowledges that OCD intends to measure SNBTS’ overall performance under this Umbrella Agreement. The items measured may include, but are not limited to, on-time delivery and quality issues such as product non-conformances or rejections. OCD shall discuss with SNBTS the acceptance criteria for each item selected to be measured. If SNBTS’ performance rating is not satisfactory to OCD, SNBTS and OCD will discuss any concerns that OCD raises regarding SNBTS’ performance at the APM or an ad hoc meeting, and SNBTS agrees to take all reasonable actions necessary to address OCD’s concerns and improve its performance hereunder.

Section 8.3. Gain Sharing. SNBTS agrees to use reasonable good faith efforts to improve its productivity performance in the manufacture of each Product, so the Product remains competitive in the marketplace. Product improvements may be achieved through a number of ways, including, but not limited to savings achieved through contract pricing, distribution/storage costs, quality/inspection of Products, waste, overage, inventory, manufacturing efficiencies, increased volumes and leveraging from new business opportunities. All ideas that the parties generate but that are not implemented will count toward the overall objective, except for those ideas which are not practical, i.e., create unresolvable regulatory/compliance issues, or ideas not meeting market requirements or pricing. SNBTS agrees to review Product pricing based upon quantified manufacturing efficiencies or other documented savings. Productivity gains shall be a reciprocal process. SNBTS will not accept reduced margin for Products in order for OCD to achieve price reduction. SNBTS will not commit to reduce prices by a certain percentage annually, but will commit to target cost reduction in total product cost. As outlined in the Quality System Agreement, the change control processes of both companies will be followed prior to the implementation of any change to the Products.

ARTICLE 9.0—FAILURE TO SUPPLY; FORCE MAJEURE

Section 9.1. Force Majeure Events.

(A) If either party is prevented from performing any of its obligations hereunder due to any cause which is beyond the non-performing party’s reasonable control,

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including fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; war or civil commotion; embargo, insurrection, strike, lock-out or labor disturbances; or failure of public utilities or common carriers (a “Force Majeure Event”), such non-performing party shall not be liable for breach of this Umbrella Agreement with respect to such non-performance to the extent such non-performance is due to a Force Majeure Event. Such non-performance will be excused for ninety (90) days or as long as such event shall be continuing (whichever period is shorter), provided that the non-performing party gives prompt written notice to the other party of the Force Majeure Event. Such non-performing party shall exercise commercially reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable. Notwithstanding the foregoing, nothing in this Section 9.1 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

(B) In the event of a catastrophic failure affecting the manufacturing capabilities of either party, both OCD and SNBTS agree that, to the extent possible, the other party will make reasonable attempts to provide assistance in maintaining the supply of products to customers.

Section 9.2. Failure to Supply.

(A) Notwithstanding the provisions of Section 9.1 (Force Majeure Events), in the event that SNBTS shall be unable or unwilling or shall fail to supply any Product which conforms to the Product Requirements in such quantities as OCD shall request and in compliance with the delivery periods set forth in Article 6.0 (Forecasts and Ordering) (hereinafter referred to as a “Failure to Supply”), then the following provisions shall apply:

(1) during the initial ninety (90) days of any Failure to Supply, SNBTS shall use its best efforts to resume its supply obligations hereunder and, at its sole option, shall have the right to either: (A) designate a third-party manufacturer of the Products that is approved in writing by OCD (such approval not to be unreasonably withheld) and license to or otherwise make available to such approved third-party manufacturer all Know How and any other technical and proprietary materials, intellectual property, information and techniques necessary or helpful for such third-party manufacturer to procure required raw materials, including the documents held in escrow pursuant to Section 9.3 below; or (B) by written notice to OCD, activate the Licenses granted pursuant to Section 9.4 of this Umbrella Agreement and make available to OCD or an alternative supplier designated by OCD and approved in writing by SNBTS (such approval not to be unreasonably withheld) all Know How and any other technical and proprietary materials, intellectual property, information and techniques necessary or helpful for OCD or its designee to procure required raw materials or to produce Products, including the documents held in escrow pursuant to Section 9.3 below.

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(2) if SNBTS has not resumed its supply obligations within ninety (90) days after the commencement of a Failure to Supply and: (A) OCD has not received Products by such date from an approved third-party manufacturer designated by SNBTS or has not had its Licenses activated by SNBTS by such date and (B) after consultation between SNBTS and OCD, SNBTS has failed to demonstrate to OCD’s satisfaction likely prospects of success at either ending the Failure to Supply or securing an alternative supply of Products to OCD and OCD determines in its sole discretion that it can more quickly secure such alternative supplies by acting in accordance with clause (B) of the paragraph above, then upon written notice to SNBTS by OCD the Licenses shall be deemed activated and the provisions of clause (B) of the paragraph above shall apply.

(B) OCD shall have no obligation to purchase Products from SNBTS for the duration of any Failure to Supply and until any contractual obligations that OCD has assumed in connection with producing Products or obtaining them from a substitute source of supply shall have terminated. OCD shall have no obligation to affirmatively terminate any such contractual arrangement; provided, however, that OCD shall, to the extent that it is commercially reasonable, make a good faith effort to limit such contractual obligations to the anticipated duration and scope of such Failure to Supply.

(C) Notwithstanding anything to the contrary contained in this Umbrella Agreement, in the event that OCD shall make or have made the Products, pursuant to this Section 9.2, OCD shall be permitted to disclose to any third party any Confidential Information as is reasonably necessary in connection with such activities (subject to such third party agreeing in writing to be bound by the terms of Section 21.1 (Confidential Information) hereof).

(D) Notwithstanding the foregoing provisions of this Section 9.2, if such inability, unwillingness or failure to supply Products which conform with the applicable Product Requirements within the delivery period set forth herein occurs more than once in any calendar quarter such inability, unwillingness or failure shall be deemed a material breach of this Umbrella Agreement.

Section 9.3. Escrow. SNBTS shall place with an escrow agent mutually acceptable to SNBTS and OCD (such escrow agent being a neutral third party), a description of SNBTS’ process for the manufacture of each Product in sufficiently clear and detailed terms that it can be readily followed and carried out by a trained scientist or engineer to make such Product in the manner SNBTS considers most efficient. Furthermore, should SNBTS alter, modify or change its process for manufacturing such Product, SNBTS shall amend the description in escrow to include such alteration, modification or change. The description held in escrow pursuant to this Section 9.3 shall be available to OCD or its designee only upon the occurrence of a Failure to Supply in accordance with Section 9.2.

Section 9.4. License. SNBTS hereby grants to OCD a non-exclusive, non-transferable, royalty-free right and license, with the right to sub-license, to manufacture or have manufactured by a Third Party products employing and utilizing SNBTS’ Patents and/or Know-How associated with the Products; provided, however, that the license granted hereunder shall be effective only during the period of time commencing upon the occurrence of a Failure to Supply pursuant to Section 9.2 hereto and continuing through and until such time as SNBTS fully resumes its supply

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obligations hereunder and any contractual obligations that OCD has assumed in order to produce or obtain a substitute source of Products shall have terminated (such period is hereinafter referred to as a “License Period”). OCD shall, to the extent that it is commercially reasonable, make a good faith effort to limit such contractual obligations to the anticipated duration and scope of such Failure to Supply. OCD shall not exercise its rights to manufacture or have manufactured by a Third Party the Products or to utilize such Patents and/or Know-How, in each case, pursuant to such license other than during such a License Period.

Section 9.5. Rights Upon Insolvency. To the extent that Alba Bioscience is or becomes subject to the provisions of Section 365(n) of Title 11 of the U.S. Code (“Title 11”), all rights and licenses to Intellectual Property Rights granted under or pursuant to this Umbrella Agreement by SNBTS to OCD are, for all purposes of Title 11, licenses of rights to intellectual property as defined in Title 11. SNBTS agrees during the term of this Umbrella Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such Intellectual Property Rights. If a case is commenced by or against SNBTS under Title 11, then, unless and until this Umbrella Agreement is rejected as provided in Title 11, SNBTS (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee) shall either perform all of the obligations provided in this Umbrella Agreement to be performed by SNBTS or license in accordance with Section 9.4 to OCD all such intellectual property (including all embodiments thereof) held by SNBTS and such successors and assigns, as OCD may elect in a written request, immediately upon such request. If a Title 11 case is commenced by or against SNBTS, this Umbrella Agreement is rejected as provided in Title 11 and OCD elects to retain its rights hereunder as provided in Title 11, then SNBTS (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee) shall license in accordance with Section 9.4 to OCD all such intellectual property (including all embodiments thereof) held by SNBTS and such successors and assigns immediately upon OCD’s written request therefor, All rights, powers and remedies of OCD, as a Licensee hereunder, provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against SNBTS. OCD, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including Title 11) in such event.

ARTICLE 10.0—TERM AND TERMINATION

Section 10.1. Term and Expiration. The initial term of this Umbrella Agreement shall begin on the Effective Date and shall end on the fifth anniversary of the date hereof or on the date of expiration of the last to expire or termination of all Product Attachments executed prior to the fifth anniversary of the date hereof, whichever occurs later. The termination of the Umbrella Agreement shall serve to terminate any outstanding Product Attachment. The termination of a Product Attachment shall not result in the termination of this Umbrella Agreement, so long as at least one other Product Attachment shall be continuing in accordance with this Umbrella Agreement.

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Section 10.2. Termination by Mutual Agreement. This Umbrella Agreement may be terminated at any time upon the mutual agreement of the parties in writing.

Section 10.3. Termination for Breach. Upon any material breach of this Umbrella Agreement by either party, the non-breaching party may terminate this Umbrella Agreement or upon any material breach of a Product Attachment by either party, the non-breaching party may terminate the subject Product Attachment. Any such termination shall be effective ninety (90) days following written notice to the breaching party unless the breaching party shall cure such breach within such period.

Section 10.4. Termination Without Cause. Notwithstanding anything to the contrary in this Umbrella Agreement, either party may terminate this Umbrella Agreement without cause at any time during the Term of this Umbrella Agreement upon one hundred eighty (180) days prior written notice. Prior to such termination, the terminating party shall have made a good faith effort to arrange a discussion among the parties concerning such terminating party’s reason or reasons for termination.

Section 10.5. Termination for Insolvency. If either party is dissolved, liquidated, or becomes insolvent or makes any general assignment for the benefit of creditors or files for bankruptcy protection or engages in or institutes any other proceedings for protection from creditors, then the other party hereto may terminate this Umbrella Agreement, prior to the expiration date of its term, upon thirty (30) days written notice to the other party, unless prohibited by applicable public law.

Section 10.6. Termination for Product Non-Conformance. OCD may terminate any specific Product Attachment if SNBTS delivers Product pertaining to such Product Attachment that OCD can demonstrate, and SNBTS can confirm through testing, does not conform to the Product Requirements as defined in the Product Attachment for three consecutive months (i.e., consistent defects), upon thirty (30) days written notification to SNBTS.

Section 10.7. Termination of Product Attachments—OCD. OCD may terminate a Product Attachment:

(1) with thirty (30) days prior written notice of upon reasonable determination of infringement of intellectual property rights of a Third Party;

(2) immediately upon written notice of OCD’s withdrawal from the market of the Product pertaining to such Product Attachment;

(3) with thirty (30) days prior written notice of SNBTS’ failure to supply in accordance with Section 9.2 of the Umbrella Agreement; and

(4) if OCD elects to withdraw the Product from its offering and builds the phase out of the Product into the forecast in accordance with Article 6.0 (Forecasts and Ordering).

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Section 10.8. Termination of Product Attachments—SNBTS. SNBTS may terminate a Product Attachment with thirty (30) days prior written notice upon reasonable determination of infringement of intellectual property rights of a Third Party.

Section 10.9. Effects of Termination. The termination or expiration of this Umbrella Agreement or a specific Product Attachment shall neither release either party from the obligation to pay any sum that may be owing to the other, nor operate to discharge any liability that had been incurred by any party prior to any such termination or expiration, Neither OCD or SNBTS shall have any liability to the other by reason of termination of this Umbrella Agreement or specific Product Attachment, including but not limited to liability for compensation, reimbursement or damages due to loss of profits on sales or anticipated sales, or losses due to expenditures, investments or commitments made in connection with this Umbrella Agreement or specific Product Attachment or the establishment, development or maintenance of the business or good will of OCD or SNBTS.

Section 10.10. Survival of Certain Provisions. Each of the provisions of this Umbrella Agreement dealing with rights and obligations upon and/or after termination or expiration of this Umbrella Agreement, including without limitation Articles 11.0 (Indemnification), 19.0 Representations and Warranties, 20.0 (Intellectual Property), 21.0 (Confidential Information), 22.13 (Governing Law), and Article 22.0 (Miscellaneous), shall survive termination of this Agreement to the extent necessary to give effect to such provision,

ARTICLE 11.0—INDEMNIFICATION

Section 11.1. Indemnification by SNBTS. SNBTS shall at all times, during the term of this Umbrella Agreement and thereafter, indemnify, defend and hold harmless OCD and its Affiliates and their respective officers, directors, shareholders, employees and agents (each, an “OCD Indemnified Party”) from and against any and all direct damages, demands, claims, costs, losses, liabilities, judgments and expenses of any kind, nature and description (including, without limitation, those resulting from death, personal injury, illness or property damage and including legal expenses and reasonable attorneys’ fees) (collectively, “Liabilities”) asserted against or incurred by an OCD Indemnified Party and arising out of or resulting from (i) SNBTS’ breach of any of its covenants, representations, warranties or agreements contained herein; (ii) any claim that any Product purchased by OCD from SNBTS hereunder, or the use or sale thereof, infringes any patent or other intellectual property right of any Third Party or (iii) the willful misconduct or negligence of SNBTS or any of its employees or agents in connection with its performance under this Umbrella Agreement; provided, however, that such indemnification of such Liabilities shall be limited to the coverages set forth in Section 12.1 (SNBTS Insurance).

Section 11.2. Indemnification by OCD. OCD shall at all times, during the term of this Umbrella Agreement and thereafter, indemnify, defend and hold harmless SNBTS and its Affiliates and their respective officers, directors, shareholders, employees and agents (each, an “SNBTS Indemnified Party”) from and against; any Liabilities asserted against or incurred by an SNBTS Indemnified Party arising out of or resulting from (i) any breach of OCD’s covenants, representations, warranties or agreements contained herein; (ii) any claim that any Product or the manufacture thereof infringes any patent or other intellectual property right of any Third Party, or (iii) the willful misconduct or negligence of OCD or any of its employees or agents in connection with its performance under this Umbrella Agreement.

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Section 11.3. Indemnity Claims.

(A) SNBTS or OCD (as the case may be, the “Indemnifying Party”) shall obtain the written consent of the SNBTS Indemnified Party or the OCD Indemnified Party (as the case may be, the “Indemnified Party”) prior to ceasing to defend, or settling or otherwise disposing of, any matter upon which a claim for indemnity hereunder is based, if as a result the Indemnified Party would become subject to injunctive or other equitable relief or the business of the Indemnified Party would be adversely affected in any manner.

(B) Each Indemnified Party agrees to give the Indemnifying Party prompt written notice of any matter upon which such Indemnified Party intends to base a claim for indemnification (an “Indemnity Claim”) under this Article 11.0. The Indemnifying Party shall have the right to participate jointly with the Indemnified Party in the Indemnified Party’s defense, settlement or other disposition of any Indemnity Claim. With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the Indemnified Party’s becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate; provided that the Indemnifying Party shall provide reasonable evidence of its ability to pay any damages claimed and, with respect to any such settlement, shall obtain the written release of the Indemnified Party from the Indemnity Claim. The Indemnifying Party shall obtain the written consent of the Indemnified Party prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the Indemnified Party would become subject to injunctive or other equitable relief or the business of the Indemnified Party would be adversely affected in any manner.

ARTICLE 12.0—INSURANCE

Section 12.1. SNBTS Insurance. SNBTS shall obtain and maintain, at all times, and at its own expense, during the term of this Umbrella Agreement and for a period of two (2) years after the termination of this Umbrella Agreement, valid and collectible general liability insurance in respect of the Products for death, illness, bodily injury and property damage in an amount not less than five million US Dollars ($5,000,000) per occurrence and ten million US Dollars ($10,000,000) in the aggregate on a yearly basis. Such insurance shall include worldwide coverage including coverage for USA jurisdiction claims and occurrences. Any exclusions or amendments to the policy form must be disclosed to OCD. Such policy shall name OCD as Insureds or Additional Named Insureds thereunder and SNBTS shall grant like coverage to OCD under a standard broad form vendor’s endorsement thereto. SNBTS shall, within ten (10) days of the Execution Date of this Umbrella Agreement, provide OCD with evidence of this coverage. OCD’s failure to demand such proof or forms shall not waive OCD’s rights to such coverage as

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specified herein. Such insurance policy shall provide that in the event such coverage should be materially adversely changed or terminated for any reason, the insurer thereunder will give SNBTS and OCD ten (10) days prior written notice of such change, termination or renewal.

ARTICLE 13.0—QUALITY CONTROL REQUIREMENTS

Section 13.1. Quality Control Requirements. In keeping with OCD Quality Assurance and Control Requirements and the provisions of ISO 13485, SNBTS shall comply with all of the provisions of the Quality System Agreement between SNBTS and OCD. In the event of a conflict in terms between this Umbrella Agreement and the Quality System Agreement, the Umbrella Agreement shall control.

Section 13.2. Customer Complaints.

(A) In the event that SNBTS or OCD receives any customer complaint regarding the Products, or any component thereof, manufactured by SNBTS and distributed by OCD, then that party shall promptly inform the other concerning the details of any such complaint or notice. The complaint or notice shall then be evaluated and investigated by OCD at OCD’s own cost. OCD may request SNBTS to conduct failure investigations using the process defined in the Quality System Agreement. SNBTS shall assist OCD in follow-up correction of Product complaints within the timeframe required by OCD’s procedures. If corrective actions are required, the cost of or part of the corrective action shall be borne by SNBTS up to the extent such complaint is attributable to a breach by SNBTS of any of its warranties, guarantees, representations, obligations or covenants contained herein, and shall be borne by OCD up to the extent such complaint is related to some cause or event attributable to OCD.

(B) Unless otherwise stated in a specific Product Attachment, OCD shall provide SNBTS with an updated listing of customer complaints, on a quarterly basis.

ARTICLE 14.0—REGULATORY OBLIGATIONS OF THE PARTIES

Section 14.1. Regulations. SNBTS shall prepare all necessary documents relating to its activities hereunder and needed for compliance with all current, applicable Regulations, At all times during this Umbrella Agreement, SNBTS shall provide sufficient evidence to OCD that SNBTS is in compliance with all current, applicable Regulations and shall inform OCD regarding any product quality/quality system issues such as non-conformities, significant process/document changes, serious Third Party audit observations or hold points.

Section 14.2. Regulatory Approvals.

(A) SNBTS agrees to cooperate with OCD in obtaining and maintaining all clearances and approvals from regulatory agencies required for the manufacture, sale and distribution of the Products under this Umbrella Agreement. SNBTS’ cooperation shall include, but shall not be limited to, providing to OCD, or appropriate agencies, bodies or authorities

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(1) certification that the Products were developed and/or manufactured in accordance with regulatory guidelines,

(2) other additional information including descriptions of associated quality assurance, quality control and engineering programs and procedures, and

(3) access to validation and testing reports. Because regulatory requirements vary throughout the world, the parties agree to cooperate with one another to obtain regulatory approvals where required.

(B) Where SNBTS is certified to EN ISO 13485: 2003, and/or ISO 9001, SNBTS shall conduct all activities necessary to maintain these certifications.

Section 14.3. Notification of Certain Events.

(A) If SNBTS becomes aware of information that reasonably suggests that the Products, or any component thereof, or products whose formulations are substantially similar thereto, has or may have caused or contributed to a death, serious injury, or has malfunctioned and that the Products, or any component thereof, or products whose formulations are substantially similar thereto, would be likely to cause or contribute to a death or serious injury if the malfunction were to recur, SNBTS shall notify OCD within one (1) business day of becoming aware of such information and shall provide OCD with any other facts or information that SNBTS has relating thereto. For the purposes of this Umbrella Agreement, a serious injury/serious illness (i) is an injury or illness that is life threatening, even if temporary in nature, (ii) results in permanent impairment of a body function or permanent damage to a body structure or (iii) necessitates medical or surgical intervention to preclude permanent impairment of a body function or permanent damage to a body structure.

(B) SNBTS shall promptly provide OCD with copies of any inspection reports that it receives from any governmental entity of any notice of any claim or action relating to non-compliance with any laws, rules or regulations that are applicable to the Products or products substantially similar thereto.

(C) SNBTS shall notify OCD of any audit related to the manufacture of Products from any governmental entity/regulatory body of any of its facilities used for the manufacture of the Products or products substantially similar thereto, or any request for information from any governmental entity related to the manufacture of the Products or products substantially similar thereto, one (1) business day after SNBTS receives notice of such audit or such request and as specified in the Quality System Agreement.

Section 14.4. Corrective Action. In the event any governmental agency having jurisdiction shall request or order any corrective action with respect to any Product, including any recall, corrective action or market action, and the cause or basis of such recall or action is attributable to a breach by SNBTS of any of its warranties, guarantees, representations, obligations or covenants contained herein, then SNBTS shall be liable, and shall reimburse OCD for the reasonable costs of such action including the cost of any Product which is affected thereby whether or not any such specific unit of such Product shall be established to be in breach

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of any warranty by SNBTS hereunder. In the event that such recall or corrective action results from any cause or event attributable to OCD, including, without limitation, product registration, failure to register or storage of Products by OCD, OCD shall be responsible for all costs and expenses of such recall or corrective action. Should such recall or corrective action result from the fault of both parties, the parties shall share such costs and expenses proportionately. The parties agree to reasonably cooperate with each other in the resolution of any such recall or corrective action, regardless of fault, in accordance with the timeframe specified under OCD’s procedures for handling these matters.

Section 14.5. Post-Market Surveillance. Both OCD and SNBTS shall ensure that the other party is kept informed of any relevant post-production experience relating to the Products which comes to the attention of either party. OCD shall immediately notify SNBTS of any relevant corrective actions or non-conformances relating to the Products. Both SNBTS and OCD shall adopt and operate appropriate systematic procedures to record and review post-marketing experiences with the Products and such as to comply with all legal requirements.

Section 14.6. Conflicts. In the event of a conflict in terms between this Umbrella Agreement and the Quality System Agreement, the Umbrella Agreement shall control.

ARTICLE 15.0—FACILITY INSPECTIONS

Section 15.1. Inspection of Facilities. Upon reasonable prior notice, and as specified in the Quality System Agreement, SNBTS shall, from time to time during the term of this Umbrella Agreement, allow representatives of OCD to tour and inspect all facilities utilized by SNBTS in the manufacture, testing, packaging, storage and shipment of the Products.

Section 15.2. Approved Supplier. SNBTS shall use commercially reasonable efforts to cure any deficiency identified during an OCD quality audit as specified in the Quality System Agreement and will use commercially reasonable efforts to become a Certified Supplier for OCD.

ARTICLE 16.0—COMPLIANCE

Section 16.1. Compliance with Certain Laws. Both parties agree to comply with the applicable provisions of any Federal or state law and all executive orders, rules and regulations issued thereunder, whether now or hereafter in force, including without limitation any applicable export laws and regulations and the U.S. Foreign Corrupt Practices Act.

Section 16.2. Compliance with Policy on the Employment of Young Persons. SNBTS agrees to comply with the Johnson & Johnson Policy on the Employment of Young Persons (the “Young Persons Policy”), a copy of which is attached hereto as Exhibit 2. In the manufacture of the Products that are the subject of this Umbrella Agreement, SNBTS shall manufacture and shall employ young persons only as permitted by the Young Persons Policy. SNBTS shall maintain the records necessary to demonstrate compliance with the Young Persons Policy and shall provide to OCD a written certification of such compliance during the term of this Umbrella Agreement as and when requested by OCD, but no more than once annually. If SNBTS shall fail to comply with this provision, then OCD shall have the right to terminate this agreement forthwith and without penalty.

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Section 16.3. Environmental Health and Safety. With respect to all environmental health and safety matters related to SNBTS’ activities under this Umbrella Agreement, SNBTS shall (i) comply with all applicable laws and regulations issued by national, state and local authorities, (ii) inform OCD promptly of any significant adverse event (e.g., fires, explosions, accidental discharges) and of any serious health effects or fatalities, (iii) inform OCD promptly of any allegations or findings of violations of applicable laws or regulations, (iv) allow OCD to inspect SNBTS’ facilities, such inspections to be at reasonable times and upon reasonable notice, and (v) implement promptly any corrective action which may be reasonably requested by OCD, including (without limitation) adhering to reasonable and significant elements of the environmental, health and safety program adhered to by OCD in its own operations. The Johnson & Johnson External Manufacturing Environmental Health and Safety Policy (the “Environmental Policy”) is attached hereto as Exhibit 3.

ARTICLE 17.0—IMPROVEMENTS AND CHANGES TO PRODUCTS

Section 17.1. Product Changes and Improvements.

(A) From time to time during the term of this Umbrella Agreement, either party may submit to the other written proposals for the adoption, implementation or development of any change, improvement or modification to the Products. In no event, however, shall any such proposed change, improvement or modification (or any change or modification to the Product Requirements) be implemented or made without the prior written approval of OCD. If both parties mutually agree on any change, improvement or modification, the parties shall modify the Product Requirements to reflect same. The parties will mutually agree upon an implementation date. In the event that SNBTS is unable to supply Products that meet any reasonable changes to the Product Requirements proposed by OCD in good faith, then OCD shall be free to terminate the applicable Product Attachment under this Umbrella Agreement, upon thirty (30) days prior written notice to SNBTS, without payment of any penalty or other amount, except for those amounts due and owing to SNBTS at such time. SNBTS further agrees that no changes or modifications to the method or process of manufacture or production of the Products or the raw materials shall be made without prior written notification to and approval of OCD. In no event shall any change or modification be made to the method or process of manufacture or production of the Products or the raw materials, which change or modification shall have the effect of modifying or changing the Product Requirements, without the express written consent of OCD. Such notifications of changes or modifications must be made at least ninety (90) days prior to the implementation of same. Notwithstanding the foregoing, SNBTS reserves the right to make any changes to the Product Requirements of the Products:

(1) which are required to conform with any applicable statutory or EU requirements,

(2) where an essential change is required to correct impaired product performance, or

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(3) where the Products are to be supplied to SNBTS’ specification, which do not materially affect their quality or performance. SNBTS shall notify OCD of any such changes as soon as reasonably possible prior to the implementation of the change. In the event of any change, if applicable, OCD shall establish an appropriate qualification protocol, and OCD and SNBTS shall determine an appropriate inventory level for the pre-change Products in order to cover on-going requirements during the qualification process.

(B) SNBTS and OCD will follow the process for Product changes as defined in the Quality System Agreement between SNBTS and OCD.

ARTICLE 18.O—ADDITIONAL UNDERSTANDINGS OF THE PARTIES

Section 18.1. Most Favored Customer. In consideration of the arrangements provided in this Umbrella Agreement for OCD to purchase Products from SNBTS, SNBTS agrees that during the term of this Umbrella Agreement OCD shall be treated with “most favored nation” status in connection with pricing and allocation of similar quantities of Products, and SNBTS shall not provide any other customer with preferential or more favorable treatment with respect to pricing or allocation of similar quantities of any Products.

Section 18.2. Competing Products. The parties recognize and acknowledge that the other party and their Affiliates have been, and will continue to be, actively involved in the design, development and marketing of Competing Products in the field in which the Products are sold. The parties acknowledge that the other party and their Affiliates market, sell and distribute products which compete directly with the Products, and may continue to market, sell and distribute these and other Competing Products throughout the term of this Umbrella Agreement. Neither party will be obliged to release nor accept any confidential information relating to these developments.

ARTICLE 19.0—REPRESENTATIONS AND WARRANTIES

Section 19.1. SNBTS Product Representations and Warranties. SNBTS represents and warrants the following:

(A) All Products supplied in connection with this Umbrella Agreement shall be of merchantable quality and fit for the purpose intended by this Umbrella Agreement;

(B) All Products shall be free from defects in material and workmanship; and, SNBTS further warrants that it shall extend to OCD any broader warranties of any raw materials that may be provided by the manufacturer or supplier of such items;

(C) Each Product shall be manufactured and packaged in strict compliance with the terms of this Umbrella Agreement and the specific Product Attachment, will meet the subject Product Requirements, and will be in accordance and conformity with the Regulations and all Applicable Legal Requirements;

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(D) SNBTS shall comply with all present and future statutes, laws, ordinances and regulations relating to the manufacture and supply of Products being provided hereunder, including, without limitation, those enforced by the United States Food and Drug Administration (including compliance with good manufacturing practices) and International Standards Organization Rules 9000 et seq;

(E) No Products supplied to OCD in connection with this Umbrella Agreement will be adulterated or misbranded at the time of delivery within the meaning of the Federal Food, Drug and Cosmetic Act. SNBTS shall notify OCD promptly after receiving notice of any claim or action by the FDA or other governmental entity relating to non-compliance with this Section 19.1 (E) or any notice with respect to any violation of any applicable laws, rules or regulations which affect the manufacture of Products;

(F) SNBTS has the right to supply the Products to OCD for use in accordance with this Umbrella Agreement;

(G) SNBTS will manufacture the Products using a system of Good Manufacturing Practices. Each production lot will be manufactured using the same general methods as those used to manufacture samples of the Products supplied by SNBTS prior to the date hereof;

(H) Any process used by SNBTS to manufacture the Products or the incorporation into a Product of any component, part, reagent, antigen or element sourced from a Third Party by SNBTS shall not infringe or violate any patent, trademark, copyright or any other intellectual property or proprietary rights of any Third Party; and

(I) The above warranties are given by SNBTS subject to the following conditions:

(1) SNBTS shall be under no liability in respect of any defect arising from fair wear and tear, willful damage, negligence, abnormal working conditions, failure to follow SNBTS’ instructions (whether oral or in writing), mis-use or alteration or repair of Products without SNBTS’ approval, or failure to transport and store the Products correctly:

(2) SNBTS shall be under no liability in respect of any defect arising as a result of use by SNBTS of a specification or process provided by OCD.

Section 19.2. Mutual Representations and Warranties.

(A) Corporate Standing. OCD and SNBTS each represent and warrant to the other that it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which incorporated, that it has full corporate authority and power to carry on the business presently being conducted by it and to enter into and perform its obligations under this Umbrella Agreement.

(B) Due Authorization. OCD and SNBTS each represents and warrants to the other that (i) it has taken all actions necessary to authorize the execution and delivery of this Umbrella Agreement and the performance of its obligations hereunder and (ii) the officer executing this Umbrella Agreement on its behalf has the legal power, right and authority to bind such party to the terms and conditions of this Umbrella Agreement.

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(C) No Violation. OCD and SNBTS each represents to the other that the performance of its obligations under this Umbrella Agreement will not result in a violation or breach of, and will not conflict with or constitute a default under its charter documents or any agreement, contract, commitment or obligation to which such party or any of its Affiliates is a party or by which it is bound.

(D) Execution and Performance of Agreement. OCD and SNBTS each represents to the other that it has full right, power and authority to enter into and perform its obligations under this Umbrella Agreement. OCD and SNBTS each further represents and warrants to the other that the performance of its obligations under this Umbrella Agreement will not result in a violation or breach of, and will not conflict with or constitute a default under any agreement, contract, commitment or obligation to which such party or any of its Affiliates is a party or by which it is bound.

Section 19.3. Disclaimer. EXCEPT FOR THE WARRANTIES SET FORTH IN SECTION 19.1, SNBTS SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, TO THE FULLEST EXTENT PERMITTED BY LAW. AS BETWEEN SNBTS AND OCD, THERE SHALL BE NO LIABILITY ON THE PART OF EITHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOST PROFITS.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY MULTIPLIED, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, WHETHER ARISING UNDER TORT, CONTRACT, STRICT LIABILITY OR ANY OTHER LEGAL THEORY (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT OR REVENUE, INJURY TO BUSINESS OR REPUTATION, DOWNTIME COSTS, LOSS OF USE OF EQUIPMENT, COST OF ANY SUBSTITUTE EQUIPMENT, FACILITY OR SERVICE, OR INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY).

19.4 The liabilities of SNBTS for all claims made against it under this Article 19.0 shall be limited as set out in Section 11.1 (Indemnification by SNBTS).

ARTICLE 20.0—INTELLECTUAL PROPERTY

Section 20.1. Other than pursuant to Article 9.0 (Failure to Supply; Force Majeure) hereof and as otherwise specifically set forth herein, neither party hereto shall accrue any rights to Intellectual Property of the other party hereto. Neither party shall apply for registration of, or register any intellectual property rights in respect of, the Products or the intellectual property of the other party relating thereto and/or to the provision of the Services.

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ARTICLE 21.0—CONFIDENTIAL INFORMATION

Section 21.1. Confidentiality. All Confidential Information disclosed by one party to the other shall not be used by the receiving party except in connection with the activities contemplated by this Umbrella Agreement and shall be maintained in confidence by the receiving party. Except to the extent expressly authorized by this Umbrella Agreement or otherwise agreed to in writing, during the term of this Umbrella Agreement and for a period of ten (10) years following the termination of this Umbrella Agreement, neither party shall use or disclose to third parties any Confidential Information of the other (except to the extent reasonably necessary to exercise its rights or comply with its obligations under this Umbrella Agreement) and each party shall insure that its employees, officers and agents shall not use or disclose to third parties any Confidential Information of the other (except to the extent reasonably necessary to exercise its rights or comply with its obligations under this Umbrella Agreement); provided, however, that OCD may disclose Confidential Information of SNBTS to OCD’s Affiliates and consultants if such persons are informed of the confidential nature of such information and are under an obligation to keep such information confidential. For the avoidance of doubt, no disclosures of such Confidential Information shall be made by either party to subcontractors or agents without the prior written consent of the other party. Upon the termination or expiration of this Umbrella Agreement, each party shall return to the other, destroy, or delete all Confidential Information in written, electronic or other tangible form received from the other party hereunder. If the Confidential Information is destroyed or deleted, each party shall certify in writing to the other party that such destruction or deletion has been completed, Confidential Information shall not include information that is:

(A) known by or in possession of the receiving party at the time of its receipt as documented in written records;

(B) independently developed outside the scope of this Umbrella Agreement by employees of the receiving party having no access to or knowledge of the Confidential Information disclosed hereunder as documented in written records;

(C) in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the receiving party;

(D) received without an obligation of confidentiality from a Third Party having the right to disclose such information;

(E) required to be disclosed to governmental agencies in order to gain approval to sell Products, or disclosure is otherwise required by law, regulation or governmental or court order (so long as the receiving party provides notice of such disclosure, seeks to obtain protective orders or other available confidentiality treatment and, in the case of disclosures to the SEC, seeks confidential treatment to the extent reasonably requested by the disclosing party);

(F) released from the restrictions of this Section 21.1 by the express written consent of the disclosing party; or

(G) disclosed to agents, consultants, assignees, sublicensees or subcontractors of SNBTS or OCD or their Affiliates which have a need to know such information in connection with the performance of this Umbrella Agreement, provided that such persons are or agree in writing to be subject to the provisions of this Section 21.1 or substantially similar provisions.

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In the event either party must disclose the other party’s Confidential Information in order to comply with Applicable Legal Requirements, such party shall give reasonable advance notice to the other party of such proposed disclosure in order that the non-disclosing party may intercede and oppose such process, and shall use its reasonable commercial efforts to secure confidential treatment of such Confidential Information which is required to be disclosed.

The parties agree that a breach by either party of the covenants contained in Section 21.1 may result in substantial damages to the other party which would be difficult, if not impossible, to ascertain and therefore the parties agree that upon any such breach, OCD or SNBTS, their successors and assigns shall have the right, if such damages would be difficult to ascertain, to enforce the provision of this Section 21.1 by seeking a temporary or permanent injunction or by other proceeding in equity.

ARTICLE 22.0—MISCELLANEOUS

Section 22.1. SNBTS Trademark. OCD shall not be entitled to make use of SNBTS’ Trademark(s), as outlined in Exhibit 4 attached hereto, or name in any way either in respect of this Umbrella Agreement or any other agreement to which OCD is a party, without written consent from SNBTS.

Section 22.2. OCD Trademark. SNBTS shall use OCD’s name, trade name, and trademarks only in connection with the manufacture of the applicable Products under this Umbrella Agreement and only insofar as necessary to package and label. SNBTS shall not acquire any right, title or interest to or in OCD’s name, trade name or trademarks under this Umbrella Agreement.

Section 22.3. Amendments and Modifications. Except as otherwise expressly provided herein, neither this Umbrella Agreement nor any provision hereof may be amended or waived except by a written instrument signed by the party against whom enforcement of the amendment or waiver is sought.

Section 22.4. Applicable Legal Requirements. In performing this Umbrella Agreement, each party shall comply with all Applicable Legal Requirements and shall not be required to perform or omit to perform any act required or permitted under this Umbrella Agreement if such performance or omission would violate the provisions of any such Applicable Legal Requirement.

Section 22.5. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party which consent shall not be unreasonably withheld; except that OCD may, without such consent, assign this Umbrella Agreement or any or all of such rights, interests and obligations to (i) any Affiliate of OCD or (ii) a Third Party to whom substantially all of OCD’s business or assets in Immunohematology is transferred. If SNBTS proposes to enter into a transaction in which a Change of Control will occur by means of a sale or disposition by SNBTS of substantially all of its assets relating to the field of Immunohematology or by means of a merger or consolidation in which SNBTS is not the surviving corporation, then SNBTS agrees to ensure that SNBTS’ rights, liabilities and obligations under this Umbrella Agreement are

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assigned to the purchaser of such assets or the surviving corporation of such merger or consolidation. Subject to the foregoing, this Umbrella Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Umbrella Agreement as a third party beneficiary or otherwise. Any assignment in contravention of this Section 22.5 is void.

In the event that any assignment by OCD to an Affiliate is made pursuant to this Section 22.5 and the assignee ceases to be an Affiliate of OCD the assignee will, prior to ceasing to be an Affiliate of OCD, reassign to OCD or another of its Affiliates this agreement and/or any rights and obligations which have been assigned.

Notwithstanding the foregoing provisions of this Section 22.5, SNBTS shall be entitled without restriction to assign this agreement and its rights, interests or obligations under this agreement to a company which is incorporated for the purpose of acquiring the whole or any substantial part of the business and assets of Alba Bioscience.

Section 22.6. Construction. The parties have participated jointly in the negotiation and drafting of this Umbrella Agreement. In the event an ambiguity or question of intent or interpretation arises, this Umbrella Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Umbrella Agreement.

Section 22.7. Counterparts. This Umbrella Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 22.8. Dispute Resolution. The parties hereby submit to the non-exclusive jurisdiction of the courts in London for the determination of any question or dispute arising in connection with this Umbrella Agreement.

Section 22.9. Entire Agreement. It is the desire and intent of the parties to provide certainty as to their future rights and remedies against each other by defining the extent of their undertakings herein. This Umbrella Agreement constitutes and sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and is intended to define the full extent of the legally enforceable undertakings of the parties hereto, and no promise, agreement or representation, written or oral, which is not set forth explicitly in this Umbrella Agreement is intended by either party to be legally binding. The rights, benefits and obligations under this Umbrella Agreement shall inure to the signatories to this Umbrella Agreement and not to any third parties except to permitted successors and assigns. Each party acknowledges that in deciding to enter into this Umbrella Agreement and to consummate the transactions contemplated hereby it has not relied upon any statements, promises or representations, written or oral, express or implied, other than those explicitly set forth in this Umbrella Agreement. This Umbrella Agreement supersedes all previous understandings, agreements and representations between the parties, written or oral, with respect to the subject matter hereof. In the event of any conflict between the terms or provisions of any Exhibit and those of the Umbrella Agreement, the terms or provisions of the Umbrella Agreement shall

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control. Notwithstanding the foregoing, to the extent that there is a conflict between the terms and conditions of the Umbrella Agreement and any Product Attachment, the terms and conditions of the Product Attachment shall control. For avoidance of doubt, this Umbrella Agreement does not supersede or otherwise effect the Supply Agreement dated November 3, 2003.

Section 22.10. Exhibits and Attachments. The parties hereby agree to be bound by and fully perform the terms, conditions, representations, warranties and obligations contained in each Exhibit and Attachment attached hereto and made part hereof, as if the same were fully set forth in this Umbrella Agreement.

Section 22.11. Expenses. Each party shall pay all of its own fees and expenses (including all legal, accounting and other advisory Fees) incurred in connection with the negotiation and execution of this Umbrella Agreement and the arrangements contemplated hereby.

Section 22.12. Further Assurances. Subject to the terms and conditions of this Umbrella Agreement, each party agrees to cooperate with the other party to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Umbrella Agreement.

Section 22.13. Governing Law. This Umbrella Agreement shall be interpreted in all respects in accordance with the law of England and Wales.

Section 22.14. Headings. The Article and Section headings contained in this Umbrella Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Umbrella Agreement. Such headings have been added for the convenience of the parties and shall not be deemed a part hereof.

Section 22.15. No Agency. The relationship of OCD and SNBTS established by this Umbrella Agreement is that of independent contractors. This Umbrella Agreement does not create any partnership, association, or other business entity, nor shall anything herein be deemed to constitute either party an agent of the other, and neither party shall make any statements or representations to the contrary by advertising, signs, letterheads, or otherwise. No contracts, commitments, statements, or representations made by or on behalf of either party shall be binding in any respect on the other party unless made in writing and signed by both parties. Neither party shall be considered an employee or agent of the other for any purpose.

Section 22.16. No Waiver. The failure of either party to enforce at any time for any period any provision hereof shall not be construed to be a waiver of such provision or of the right of such party thereafter to enforce each such provision, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. Remedies provided herein are cumulative and not exclusive of any remedies provided at law.

Section 22.17. Notices. All notices and other communications between the parties which shall or may be given pursuant to this Umbrella Agreement shall be in writing and shall be deemed to have been sufficiently given when delivered by personal service, or sent by facsimile, internationally recognized overnight courier, or registered mail, addressed to the other party at its respective address stated below or at such address as such party shall from time to time designate in writing to the other party.

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If to SNBTS:	Alba Bioscience Ellens Glen Rd Edinburgh EH17 7QT, Scotland Attention: Director

If to OCD:	Executive Director, Business Development Ortho-Clinical Diagnostics 1001 US Highway 202 Raritan, NJ 08869 USA

with a copy to:	Johnson & Johnson Office of General Counsel 1 Johnson & Johnson Plaza New Brunswick, NJ 08903 USA

All such communications shall be deemed to be effective on the day on which personally served, or, if sent by registered mail, on the fourth (4th) day following the date presented to the postal authorities for delivery to the other party (the cancellation date stamped on the delivery or the envelope being evidence of the date of such delivery), or if by overnight delivery or facsimile, on the delivery or the facsimile date. Either party may give to the other written notice of change of address, in which event any communication shall thereafter be given to such party as above provided at such changed address.

Section 22.18. Permitted Use of Information and Assistance. OCD and SNBTS each shall be entitled to use the information and assistance furnished by the other party pursuant solely for purposes of (i) improving the Products, (ii) evaluating or using such information in connection with the Products, (iii) achieving Products’ quality and/or quantity requirements, and/or (iv) as necessary to fulfill the obligations set forth in this Umbrella Agreement, without incurring any additional payment obligation. All such information and assistance shall be deemed Confidential Information as defined in Article 21.0, hereof.

Section 22.19. Product Attachments. The parties hereby agree to be bound by and fully perform the terms, conditions, representations, warranties and obligations contained in each Product Attachment attached hereto and made part hereof, as if the same were fully set forth in this Umbrella Agreement. Any change to a specific Product Attachment shall be agreed upon in writing between the parties and shall be included as an addendum to this Umbrella Agreement.

Section 22.20. Public Announcements. The parties agree that, except as may be required by applicable law or any listing agreement with any national securities exchange, neither party shall issue any press release or make any public statement prior to obtaining the written consent of the other party.

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Section 22.21. Severability. In the event that any one or more of the provisions (or any part thereof) contained in this Umbrella Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Umbrella Agreement or any other such instrument. Any term or provision of this Umbrella Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, to the extent the economic benefits conferred by this Umbrella Agreement to both parties remain substantially unimpaired, not affect the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

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ARTICLE 23.0—APPROVALS

IN WITNESS WHEREOF, the parties hereto have caused this Umbrella Agreement to be executed by their duly authorized respective representatives as of the date first above written.

ORTHO-CLINICAL DIAGNOSTICS, INC.

By:	/s/ Stuart Magloff	Date: 4/6/05
Name: Stuart Magloff
Title: Vice President, Worldwide Operations
SCOTTISH NATIONAL BLOOD TRANSFUSION SERVICE A DIVISION OF THE COMMON SERVICES AGENCY

By:	/s/ Keith Thompson	Date: 5/12/05
Name: Keith Thompson
Title: National Director

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LIST OF EXHIBITS

Exhibit 1	Product Attachments

Exhibit 2	Johnson & Johnson Policy on Employment of Young Persons

Exhibit 3	Johnson & Johnson External Manufacturing Environmental Health and Safety Policy

Exhibit 4	SNBTS Registered Trademarks

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